EXHIBIT 11
                                                               ----------


                   NEWELL RUBBERMAID INC. AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS
                          PER SHARE OF COMMON STOCK
                    (in thousands, except per share data)

                                                          Six Months Ended June 30,
                                                           1999               1998*
                                                           ----               ----
     Basic Earnings (loss) per Share:
       Net income (loss)                                $(48,945)           $ 300,508
       Weighted average outstanding                      281,639              280,547
       Basic Earnings (loss) per Share                     (0.17)           $    1.07

     Diluted Earnings per Share:

       Net income (loss)                                $(48,945)           $ 300,508
       Minority interest in income of
         subsidiary trust, net of tax                        N/A (1)            8,115
                                                          ------             --------

       Net income, assuming conversion
         of all applicable securities                   $(48,945)           $ 308,623

     Weighted average shares outstanding:                281,639              280,547
     Incremental common shares applicable
       to common stock options based on
       the market price during the period                    N/A (1)            1,273

     Average common shares issuable assuming
       conversion of the Company-Obligated
       Mandatorily Redeemable Convertible
       Preferred Securities of a Subsidiary
       Trust                                                 N/A (1)            9,865
                                                          ------             --------

     Weighted average shares outstanding
       assuming full dilution                            281,639              291,685

       Diluted Earnings (loss) per Share assuming
         conversion of all applicable securities(1)     $  (0.17)           $    1.06


     *Restated for the March 1999 merger with Rubbermaid Incorporated and the merger with Calphalon on May 7, 1998, both of which were accounted for as poolings of interests.

     (1) Diluted earnings per share for the six months ended June 30, 1999 exclude the impact of "in the money" stock options and convertible preferred securities because they are anti-dilutive.